Exhibit 99.1


[LONE STAR TECHNOLOGIES, INC. LOGO]             [NORTH STAR STEEL COMPANY LOGO]

LONE STAR
TECHNOLOGIES, INC.                              NORTH STAR STEEL COMPANY

CONTACT: CHARLES J. KESZLER                     CONTACT: GREG C. LAUSER
TEL: (972) 770-6495                             TEL: (952) 742-6196
FAX: (972) 770-6411                             FAX: (952) 742-7393


              LONE STAR TECHNOLOGIES TO ACQUIRE NORTH STAR STEEL'S
                       TUBULAR DIVISION FOR $430 MILLION


DALLAS AND HOUSTON, AUGUST 16, 2001 - Lone Star Technologies, Inc. ("Lone Star") (NYSE: LSS) and North Star Steel Company ("North Star"), a wholly owned subsidiary of Cargill, Incorporated, today announced that their boards of directors have approved a definitive agreement under which Lone Star will acquire the assets of North Star's Tubular Steel Division ("Tubular Division"). The Tubular Division is a leading producer of seamless products, including line pipe, standard pipe, mechanical pipe, coupling stock and casing that are used primarily in the oil and gas exploration and transmission industry. The Tubular Division has facilities in Youngstown, Ohio and Houston, Texas.

Lone Star will pay $430 million to complete the acquisition and will assume certain working capital liabilities. Approximately $130 million of the purchase price will be provided by the private placement of Lone Star common stock, of which up to $50 million can be sold to Cargill. The transaction is expected to be accretive to Lone Star's earnings per share and is expected to be completed in the fourth quarter of this year.

The Tubular Division's revenues, EBITDA and net income for the fiscal year ended May 31, 2001 were $328.6 million, $76.9 million, and $45.3 million, respectively. The Tubular Division had $157.4 million of total assets as of May 31, 2001.

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North Star's Tubular Division brings a number of attractive benefits to Lone
Star, including:

         o An exceptional record of financial performance in the production of seamless Oil Country Tubular Goods (OCTG) in the United States;

         o The capability to provide alloy grade deep gas and oil drilling products;

         o A manufacturing capacity of 550,000 tons per year of seamless tubular products;

         o A solid distribution network with several leading distributors; and

         o A proven management team with over 150 years of collective experience and a skilled and talented workforce.

Rhys J. Best, chairman, president and chief executive officer of Lone Star, stated, "The addition of North Star's seamless pipe business to our portfolio represents an important step forward in our strategy to provide our customers with access to the broadest possible range of high-quality oilfield tubular products and services. North Star's premier position in the seamless pipe market, coupled with their distinguished track record of operational excellence and strong financial performance, will complement our expertise in welded-pipe operations and extend our commercial leadership in the OCTG industry. We are delighted to welcome the Tubular Division management and employees onto our team and we look forward to working together to build on our success."

Jim Thompson, president of North Star Steel, said, "While we regret leaving the tubular business, Lone Star's long-standing reputation and commitment to the energy industry provides the best potential for the Tubular Division and its employees to grow and prosper in the future. We believe that Lone Star is well-positioned to continue to provide customers with the high-quality seamless products and services they have come to expect from the Tubular Division."

Lone Star does not expect any management or workforce changes as a result of this acquisition.

Consummation of the acquisition is subject to the completion of financing arrangements, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and the satisfaction of other customary closing conditions.

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Goldman, Sachs & Co. acted as financial advisor to Lone Star, and Weil, Gotshal
& Manges LLP acted as their legal counsel. Merrill Lynch and Company acted as financial advisor to Cargill, Incorporated.

ABOUT NORTH STAR STEEL'S TUBULAR DIVISION

The North Star Steel Tubular Division is a leading supplier of seamless oil country tubular goods. The Tubular Division can manufacture 650,000 tons of steel blooms and 550,000 tons of seamless pipe annually at the Youngstown facility, and employs 450 people there. The Houston end-finishing facility includes heat-treating, threading and coupling operations of pipe made in Youngstown, and employs another 150 people.

ABOUT NORTH STAR STEEL

North Star Steel is the second-largest U.S. mini-mill steel recycler and is the seventh-largest among all of the nation's steel producers. It has additional steel-making or finishing facilities in Beaumont, Texas; Calvert City, Ky.; Duluth and St. Paul, Minn.; Kingman, Ariz.; Monroe, Mich.; and Wilton, Iowa; plus a joint venture with BHP Billiton Steel - North Star BHP Steel LLC in Delta, Ohio. North Star Steel Co. is a subsidiary of Cargill, which is an international processor, marketer and distributor of agricultural, food, financial and industrial products and services with 90,000 employees in 57 countries. Cargill provides distinctive customer solutions in supply chain management, food applications and health and nutrition.

ABOUT LONE STAR

Lone Star Technologies, Inc. is a management and holding company whose operating companies are Lone Star Steel, Fintube Technologies and Bellville Tube. Those operating subsidiaries manufacture and market oilfield casing, tubing and line pipe; specialty tubing products including finned tubes used in heat recovery applications for combined-cycle electrical power generation, and flat-rolled steel and other tubular products and services.



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FORWARD-LOOKING INFORMATION

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized or that the transaction will be consummated. Important factors that could cause actual results to differ materially from the forward looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2000.

There will be a financial analyst teleconference on Friday, August 17, 2001 at 9:30 am EDT. Domestic callers may participate by dialing (800) 946-0786 and requesting conference code number 778475; international callers may dial (719) 457-2662. A simultaneous audiocast of the call will be available at www.lonestartech.com and www.videonewswire.com/event.asp?id=987.


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